Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROKA BIOSCIENCE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Roka Bioscience, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 3, 2009. The date of filing of the Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 10, 2009. The date of filing of the Second Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was April 29, 2011. The date of filing of the Third Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 19, 2011. The date of filing of the Fourth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 11, 2013. The date of filing of the Fifth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 1, 2013. The date of filing of the Sixth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was November 20, 2013.

2. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation’s common stock, to provide for the mandatory reclassification of the Series B Common Stock into voting Common Stock and the elimination of the multiple classes of Common Stock upon a Qualified IPO (as defined in the Sixth Amended and Restated Certificate of Incorporation) and to effect a reverse stock split of the Corporation’s common stock by deleting paragraph A of Article IV, and replacing such paragraph with the following:

“A. The total number of shares of all classes of stock which the Company shall have authority to issue is 617,884,018 consisting of:

(i) 500,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of which 142,255,835 shares have been designated Series A Common Stock (the “Series A Common Stock”), and 292,414 shares have been designated Series B Common Stock (the “Series B Common Stock”); shares of Common Stock undesignated as to series shall have the rights of common stock conferred by applicable law; and

(ii) 117,884,018 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”) of which (A) 39,680,000 shares have been designated Series B Preferred Stock (the “Series B Preferred Stock”), (B) 12,090,672 shares have been designated Series C Preferred Stock (the “Series C Preferred Stock”), (C) 32,511,979 shares have been designated Series D Preferred Stock (the “Series D Preferred Stock”), and (D) 33,601,367 shares have been designated Series E Preferred Stock (the “Series E Preferred Stock”).

Effective upon the effective time of this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation (the “Series A Split Effective Time”), every eleven and four hundredths (11.04) shares of Series A Common Stock of the Corporation issued and outstanding immediately prior to the Series A Split Effective Time shall be changed, combined and reclassified into one (1) whole share of Series A Common Stock, which shares shall be fully paid and nonassessable shares of Series A Common Stock of the Corporation. Notwithstanding the foregoing, there shall be no fractional shares of Series A Common Stock issued in connection with the reclassification of Common Stock effected hereby. In lieu of fractional interests in shares of Series A Common Stock to which any stockholder would otherwise be entitled pursuant hereto (after aggregating all fractions of a share to which such stockholder would otherwise be entitled), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Series A Common Stock as determined by the Board of Directors of the Corporation multiplied by such fraction. From and after the Series A Split Effective Time, certificates representing shares Series A Common Stock issued and outstanding prior to the Series A Split Effective Time shall represent the number of whole shares of Series A Common Stock after the Series A Split Effective Time into which such shares Series A Common Stock shall have been reclassified pursuant to this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation and the right to receive cash in lieu of fractional shares as provided herein. Upon surrender by stockholders of certificates representing shares of Series A Common Stock issued and outstanding prior to the Series A Split Effective Time, a new certificate representing shares of Series A Common Stock issued and outstanding after the Series A Split Effective Time and cash in lieu of fractional shares, if any, will be issued to such stockholders.

Effective upon the effective time of this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation (the “Series B Split Effective Time”), every eleven and four hundredths (11.04) shares of Series B Common Stock of the Corporation issued and outstanding immediately prior to the Series B Split Effective Time shall be changed, combined and reclassified into one (1) whole share of Series B Common Stock, which shares shall be fully paid and nonassessable shares of Series B Common Stock of the Corporation. Notwithstanding the foregoing, there shall be no fractional shares of Series B Common Stock issued in connection with the reclassification of Series B Common Stock effected hereby. In lieu of fractional interests in shares of Series B Common Stock to which any stockholder would otherwise be entitled pursuant hereto (after aggregating all fractions of a share to which such stockholder would otherwise be entitled), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Series B Common Stock as determined by the Board of Directors of the Corporation multiplied by such fraction. From and after the Series B Split Effective Time, certificates representing shares Series B Common Stock issued and outstanding prior to the Series B Split Effective Time shall represent the number of whole shares of Series B Common Stock after the Series B Split Effective Time into which such shares Series B Common Stock shall have been reclassified pursuant to this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation and the right to receive cash in lieu of fractional shares as provided herein. Upon surrender by stockholders of certificates representing shares of Series B Common Stock issued and outstanding prior to the Series B Split Effective Time, a new certificate representing shares of Series B Common Stock issued and outstanding after the Series B Split Effective Time and cash in lieu of fractional shares, if any, will be issued to such stockholders.

All outstanding shares of Series A Common Stock and Series B Common Stock shall automatically be converted into shares of Common Stock, and all references herein to Series A Common Stock and Series B Common Stock shall be deleted and of no further force or effect upon the closing of a firm commitment underwritten public offering of shares of Common Stock and the closing date of such public offering is referred to herein as the “Mandatory Common Stock Conversion Date”.

The relative powers, designations, preferences, special rights, privileges, restrictions and other matters relating to such Common Stock and Preferred Stock are as set forth in this Article FOURTH.”

3. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to revise the definition of Mandatory Conversion Date by deleting paragraph A of Section C.5 of Article IV, and replacing such paragraph with the following:

“All outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate, and all references herein to Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be deleted and of no further force or effect upon the earlier to occur of (i) the closing of a Qualified IPO or (ii) the closing of a firm commitment underwritten public offering of shares of Common Stock that is approved by the Requisite Holders, and the date of such conversion is referred to herein as the “Mandatory Conversion Date”.”

4. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

5. The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

6. This Certificate of Amendment and the amendments to the Sixth Amended and Restated Certificate of Incorporation effected hereby shall be effective immediately upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this [    ] day of [        ], 2014.

ROKA BIOSCIENCE, INC.

By:
Name:	Paul Thomas
Title:	President and Chief Executive Officer